Exhibit (a)(1)(G)

1.	You can mail this form in the enclosed postage-paid return envelope to the Trustee’s tabulation agent at FNF 401(k) Tabulator, Attn: Ryan Conover, Wells Fargo Inst. Ret. & Trust, MAC N9113-030, 2700 Snelling Ave North, Suite 300, Roseville, MN 55113; or

2.	You can overnight the form to the Trustee’s tabulation agent at FNF 401(k) Tabulator, Attn: Ryan Conover, Wells Fargo Inst. Ret. & Trust, MAC N9113-030, 2700 Snelling Ave North, Suite 300, Roseville, MN 55113.

PLEASE NOTE, that any mailed form must be RECEIVED, not just postmarked, by the deadline, in order to be valid.

TRUSTEE DIRECTION FORM

FIDELITY NATIONAL FINANCIAL, INC. TENDER OFFER FOR SHARES OF

FNFV GROUP COMMON STOCK

FIDELITY NATIONAL FINANCIAL, INC. 401(K) PROFIT SHARING PLAN

BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE

ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.

PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED TRUSTEE DIRECTION FORM, OR IF SUCH TRUSTEE DIRECTION FORM IS NOT RECEIVED BY 4:00 P.M., NEW YORK CITY TIME ON MARCH 18, 2015, UNLESS THE TENDER OFFER IS EXTENDED, THE FNFV GROUP COMMON SHARES ATTRIBUTABLE TO YOUR ACCOUNT UNDER THE PLAN WILL NOT BE TENDERED IN ACCORDANCE WITH THE TENDER OFFER, UNLESS OTHERWISE REQUIRED BY LAW.

Wells Fargo Bank, N.A. (“the Trustee”) makes no recommendation to any participant in the Fidelity National Financial, Inc.
401(k) Profit Sharing Plan (the “Plan”) as to whether to tender or not, or at which prices. Your direction to the Trustee will be kept confidential.

This Trustee Direction Form, if properly signed, completed and received by the Trustee’s tender offer tabulator in a timely manner, will supersede any previous Trustee Direction Form.

Date

Please Print Name

Signature

Daytime Phone Number

As of February 18, 2015, the number of shares attributable to your account in the Plan is shown to the right of your address.

In connection with the Offer to Purchase made by Fidelity National Financial, Inc., dated February 23, 2015, I hereby instruct the Trustee to tender the FNFV Group common shares attributable to my account under the Plan as of March 19, 2015, unless a later deadline is announced, as follows (check only one box and complete):

(CHECK BOX ONE OR TWO)

☐         1.         Please refrain from tendering and continue to HOLD all FNFV Group common shares attributable to my individual account under the Plan.

☐         2.         Please TENDER FNFV Group common shares attributable to my individual account under the Plan in the percentage indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no shares attributable to my account are to be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.

Percentage of FNFV Group common shares to be tendered (The total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed the Trustee NOT to tender the remaining percentage.):

☐ % at $14.30	☐ % at $14.35	☐ % at $14.40	☐ % at $14.45	☐ % at $14.50
☐ % at $14.55	☐ % at $14.60	☐ % at $14.65	☐ % at $14.70	☐ % at $14.75
☐ % at $14.80	☐ % at $14.85	☐ % at $14.90	☐ % at $14.95	☐ % at $15.00
☐ % at $15.05	☐ % at $15.10	☐ % at $15.15	☐ % at $15.20	☐ % at $15.25
☐ % at $15.30	☐ % at $15.35	☐ % at $15.40

**	By entering a percentage on the % line at TBD, the undersigned is willing to accept the Purchase Price resulting from the Dutch auction, for the percentage of FNFV Group common shares elected. This could result in receiving a price per share as low as $14.30 or as high as $15.40 per share.